[Letterhead of FINOVA]

                                November 3, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: The FINOVA Group Inc. -  Registration Statement on Form S-3

Dear Ladies and Gentlemen:

         In my capacity as Vice President-Assistant General Counsel of The FINOVA Group Inc., a Delaware corporation ("FINOVA"), I have formed the following opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") of FINOVA filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for registration by FINOVA from time to time of up to 1,711,269 shares of FINOVA's common stock, $.01 par value, (the "Shares") owned by certain shareowners (the "Selling Shareowners").

         I have examined such corporate records and other documents and have made such examinations of law as I have deemed relevant. Based on the above, and subject to the assumptions, exceptions, qualifications and limitations contained herein, it is my opinion that the Shares are validly issued, fully paid and nonassessable.

         The foregoing opinion relates only to matters of the laws of the State of Arizona and the General Corporation Law of the State of Delaware, in either case without reference to conflict of laws, and to the Federal laws of the United States. I do not express any opinions on laws of any other jurisdiction or otherwise than as expressly set forth above.

         I hereby consent to the use of the foregoing opinion as an exhibit to the Registration Statement and to the use of my name and title in such
Registration  Statement  and  related  Prospectus,   under  the  heading  "Legal
Matters."

                                        Very truly yours,
                                        /s/ Richard Lieberman
                                        Richard Lieberman
                                        Vice President-Assistant General Counsel